UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Seagate Technology

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SEAGATE TECHNOLOGY

NOTICE OF 2005 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 27, 2005

Notice is hereby given that the 2005 Annual General Meeting of Shareholders of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands, will be held at the Quadrus Conference Center at 2400 Sand Hill Road, Menlo Park, California 94025 on Thursday, October 27, 2005 at 10:00 am Pacific Daylight Time, to consider and vote upon the following items:

(1)	the election of eleven directors for terms expiring at the 2006 annual general meeting of shareholders;

(2)	the ratification of the appointment of Ernst & Young LLP as the independent registered accounting firm of Seagate Technology for the fiscal year ending June 30, 2006;

(3)	the transaction of any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has set September 2, 2005 as the record date for the 2005 Annual General Meeting. Only registered holders of Seagate Technology’s common shares at the close of business on that date are entitled to receive notice of the meeting and to attend and vote at the meeting.

Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Seagate Technology’s common shares.

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about October 7, 2005.

THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF ONE OR MORE SHAREHOLDERS WHO HOLD SHARES REPRESENTING NOT LESS THAN A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING SHALL CONSTITUTE A QUORUM. A PROXY CARD ACCOMPANIES THIS PROXY STATEMENT. IT IS IMPORTANT THAT YOUR SHARES BE VOTED AT THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

William L. Hudson

Executive Vice President, General Counsel and Corporate Secretary

October 7, 2005

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is soliciting your proxy for use at the 2005 Annual General Meeting of shareholders, which we refer to as the Annual General Meeting, to be held on October 27, 2005, and at any postponement or adjournment of the meeting. These proxy materials are first being mailed to shareholders on or about October 7, 2005. Our headquarters are located in the Cayman Islands at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Seagate Technology’s telephone number at that address is (345) 949-8066. Our U.S. executive offices are located at 920 Disc Drive, Scotts Valley, California 95066 and our telephone number at this address is (831) 438-6550. Our website address is www.seagate.com. Information contained on, or accessible through, our website is not a part of this proxy statement.

References in this proxy statement to “we,” “our” and “us” are to Seagate Technology.

Date, Time and Place

We will hold the Annual General Meeting at the Quadrus Conference Center at 2400 Sand Hill Road, Menlo Park, California 94025, on Thursday, October 27, 2005 at 10:00 am Pacific Daylight Time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

Our only outstanding class of voting securities is our common shares, par value $0.00001 per share. All persons who are registered holders of our common shares at the close of business on September 2, 2005, the record date for the Annual General Meeting, will be entitled to notice of, and to vote at, the Annual General Meeting. As of the close of business on the record date there were outstanding 480,008,435 common shares held by 889 shareholders of record. These shareholders will be entitled to one vote per common share on all matters submitted to a vote of shareholders, so long as those shares are represented at the Annual General Meeting in person or by proxy. Your shares will be represented if you attend and vote at the Annual General Meeting or if you submit a proxy. Under Cayman Islands law, holders of our common shares do not have appraisal rights with respect to matters to be voted on at the Annual General Meeting.

How to Vote; Submitting Your Proxy

If you are a shareholder of record, you may vote your shares either by voting in person at the Annual General Meeting or by submitting a completed proxy. By completing and submitting the enclosed proxy, you are legally designating Donald E. Kiernan, James A. Davidson and Stephen J. Luczo to vote your shares in accordance with the instructions you have indicated on the proxy.

If your shares are held not in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in our register of shareholders and the nominee will be entitled to vote your shares. In order to be admitted to the Annual General Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the Annual General Meeting, you will not be able to vote the shares that you hold in street name. Rather, you should instruct your nominee how to vote those shares on your behalf.

If you appoint the individuals named in the enclosed proxy card as your proxies but do not indicate how your shares are to be voted, then your shares will be voted “FOR” the election of all nominees for director named in Proposal 1 and “FOR” Proposal 2. In addition, if any matters other than the proposals contained in this proxy statement are properly brought up at the Annual General Meeting, then the proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment if we did not receive notice of such matters by August 23, 2005. We do not presently know of any other business that may come before the Annual General Meeting.

Shares Registered Directly in the Name of the Shareholder

If you hold shares of our common stock registered directly in your name in our register of shareholders, you may submit your proxy by mailing your signed proxy card to us. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card.

Shares Registered in the Name of a Nominee

Most beneficial owners whose shares are held in the “street name” of a nominee receive instructions for granting proxies from their banks, brokers or other agents, rather than from a company’s proxy card.

A number of brokerage firms and banks participate in a program that offers the ability to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in such a program, you may grant a proxy to vote those shares by calling the telephone number that appears on the voting instruction form, or through the Internet in accordance with the instructions set forth on the voting instruction form, that you receive from your broker or bank. Votes submitted by telephone or Internet through such a program must be received by 11:59 p.m. Eastern Daylight Time on October 26, 2005.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual General Meeting, by: (1) sending a signed revocation thereof to Seagate Technology at 920 Disc Drive, Scotts Valley, California 95066, Attention: Corporate Secretary, which we must receive at least one hour prior to the start of the Annual General Meeting; (2) signing, dating and mailing a new and different proxy card, which we must receive by 5:00 p.m., Pacific Daylight Time, on October 26, 2005, or (3) voting your shares in person at the meeting, if you are a shareholder of record. If your shares are registered in the name of a nominee and you submit your proxy by telephone or over the Internet, you may revoke your proxy only by submitting new voting instructions by telephone or Internet, as applicable, which must be received by 11:59 p.m. Eastern Daylight Time on October 26, 2005. Attending the Annual General Meeting alone will not revoke your proxy.

Proxy Solicitation

We will bear all costs and expenses of soliciting proxies from shareholders. We are initially soliciting these proxies by mail, but our directors, officers and selected other Seagate Technology employees may also solicit proxies by telephone, facsimile, or e-mail or in person. These people will not be specially compensated for their services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by us for their reasonable out-of-pocket expenses incurred in connection with the solicitation.

Quorum and Voting Requirements

In order to establish a quorum at the Annual General Meeting, there must be one or more shareholders present at the meeting, either in person or by proxy, holding shares representing not less than a majority of our issued and outstanding shares entitled to vote at the meeting. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

With respect to Proposal 1, the affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the Annual General Meeting is necessary to approve the election of each of the director nominees. Proposal 2 requires the affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the Annual General Meeting, in order to be approved.

Abstentions and broker “non-votes” are not counted and will have no effect on the result of the vote on any proposal.

Voting Procedures and Tabulation

We have appointed a representative of Computershare Trust Company as the inspector of elections to act at the Annual General Meeting and to make a written report thereof. Prior to the Annual General Meeting, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of common shares outstanding and the voting power of each, determine the common shares represented at the Annual General Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSAL 1 – ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated for election at the 2005 Annual General Meeting a slate of 11 nominees, each of whom is currently a director of Seagate Technology. Under our articles of association, the Board of Directors may have any number of members up to 15. However, the Board of Directors has determined that, for the time being, the number of directors constituting the full Board of Directors shall be 11 members. The holders of common shares, voting as a class, have the right to elect all 11 members to the Board of Directors to serve until the 2006 Annual General Meeting of the common shareholders or until their respective successors are duly elected and qualified.

It is currently anticipated that all of the nominees will be willing and able to serve as directors. However, if any nominee becomes unwilling or unable to serve as a director, then the Board of Directors will propose a substitute nominee, and the individuals designated as your proxies will vote to appoint that proposed nominee.

Nominees for Election as Directors

Set forth below are the biographies of our director nominees. There are no family relationships among any of our directors or executive officers.

Messrs. Coulter, Davidson, Hutchins, Luczo and Marquardt are also members of the board of directors of our largest shareholder, New SAC. In addition, Mr. Luczo is also the Chief Executive Officer of New SAC. We expect that these directors will continue to devote a portion of their time and energy to the business of New SAC.

William D. Watkins 52 years old Director since November 2000	Mr. Watkins, our President, Chief Executive Officer and one of our directors, joined us as Executive Vice President of our Recording Media Group in February 1996, upon our merger with Conner Peripherals, Inc. In October 1997, Mr. Watkins took on additional responsibility as Executive Vice President of the Disc Drive Operations, and in August 1998, he was appointed to the position of Chief Operating Officer, with responsibility for our disc drive manufacturing, recording media and head operations and product development. In June 2000, he was appointed to the position of President, and in November 2000, he became a member of our board of directors. In April 2004, Mr. Watkins ceased to be our Chief Operating Officer and he was appointed as our Chief Executive Officer effective July 3, 2004. Prior to joining us, he was President and General Manager of the Disk Division at Conner Peripherals, Inc., an information storage solutions company, from January 1990 until December 1992. In January 1993, Mr. Watkins became President of Heads & Media Manufacturing Operations at Conner Peripherals, Inc. Mr. Watkins served as the President and a member of the board of directors of New SAC until September 2005. He is a member of the board of directors of Iolon, Inc. and also serves on the Executive Advisory Council for IDEMA (International Disk Drives and Equipment Manufacturer Association) and the Executive Advisory Board of the Juran Center for Leadership in Quality.

Stephen J. Luczo 48 years old Director since November 2000	Mr. Luczo is the Chairman of our Board of Directors, a position he has held since June 2002. Mr. Luczo joined us in October 1993 as
Senior Vice President of Corporate Development. In September
1997, Mr. Luczo was promoted to our President and Chief Operating
Officer and, in July 1998, he was promoted to Chief Executive

Officer. Mr. Luczo resigned as our Chief Executive Officer effective as of July 3, 2004, but retained his position as Chairman of the Board of Directors. Prior to joining us, Mr. Luczo was Senior Managing
Director of the Global Technology Group of Bear, Stearns & Co.
Inc., an investment banking firm, from February 1992 to October
1993. Mr. Luczo serves as Chief Executive Officer and a member of the board of directors of New SAC.

William W. Bradley 62 years old Director since July 2003	Senator Bradley is a Managing Director of Allen & Company LLC. Senator Bradley served as chief outside advisor to McKinsey & Company’s non-profit practice from 2001 to 2004. From 1997 to 1999, he was a Senior Advisor and Vice Chairman of the International Council of J.P. Morgan & Co., Inc. During that time, he also served as an essayist for CBS evening news and a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979 to 1997, representing the State of New Jersey. In 2000, he was a candidate for the Democratic nomination for President of the United States. He is also a member of the board of directors of Starbucks Corporation, Willis Group Holdings Limited and a number of private companies.

James G. Coulter 45 years old Director since November 2000	Mr. Coulter is a principal of the Texas Pacific Group, a private investment firm he co-founded in 1993. From 1986 to 1992, Mr. Coulter was a Vice President of Keystone, Inc. From 1986 to 1988, Mr. Coulter was also associated with SPO Partners, an investment firm that focused on public market and private minority investments. Mr. Coulter is a member of the board of directors of J. Crew Group, Inc., Zhone Technologies, Inc., Lenovo Group Limited and a number of private companies including New SAC.

James A. Davidson 46 years old Director since November 2000	Mr. Davidson is a managing director of Silver Lake Partners, a private equity investment firm he co-founded in 1999. From June 1990 to November 1998, Mr. Davidson was an investment banker with Hambrecht & Quist LLC, most recently serving as a Managing Director and Head of Technology Investment Banking. He is also a member of the board of directors of Flextronics International Ltd. and New SAC.

Glenn H. Hutchins 50 years old Director since November 2000	Mr. Hutchins is a managing director of Silver Lake Partners, a private equity investment firm he co-founded in 1999. From 1994 to 1999, Mr. Hutchins was a Senior Managing Director of The Blackstone Group L.P., where he focused on its private equity investing. Mr. Hutchins is also a member of the board of directors of Ameritrade Holding Corp., NASDAQ Stock Market, Inc. and New SAC.

Donald E. Kiernan 64 years old Director since April 2003	Mr. Kiernan is the retired Senior Executive Vice President and Chief Financial Officer of SBC Communications Inc., where he served for 11 years until his retirement in 2001 and was responsible for all of SBC’s financial affairs. Prior to joining SBC, Mr. Kiernan was a partner with Arthur Young & Co., the predecessor of Ernst & Young LLP, where he held several positions over his 20-year tenure, including head of the firm’s management consulting practice in

Florida and both audit-coordinating partner and managing partner of the firm’s St. Louis office. Mr. Kiernan is also a member of the board of directors of LaBranche and Company, Inc., Health
Management Associates, Inc. and Money Gram International.

David F. Marquardt 56 years old Director since November 2000	Mr. Marquardt was a co-founder of August Capital, a California based venture capital firm, in 1995. Prior to founding August Capital, Mr. Marquardt was a partner of Technology Venture Investors, a venture capital firm that he co-founded in 1980. Mr. Marquardt is a member of the board of directors of Microsoft Corporation, Netopia Inc. and a number of private companies including New SAC.

Lydia M. Marshall 56 years old Director since April 2004	Ms. Marshall was the founder and, from October 1999 until August 2004, was the Chairperson of the board of directors and Chief Executive Officer of Versura Inc., an internet-based provider of services to financial institutions, colleges and universities. Previously, she was managing director of Rockport Capital Incorporated from 1997 to 1999, Executive Vice President-Marketing of Sallie Mae, Inc. from 1993 to 1997 and Senior Vice President, heading Sallie Mae’s Institutional and Public Finance and Strategic Planning Divisions from 1985 to 1993. Ms. Marshall is a member of the board of directors of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. and is Chairperson of the Board of CARE International.

Gregorio Reyes 64 years old Director since April 2004	Mr. Reyes has been a private investor and management consultant since 1994. Mr. Reyes began his career in the semiconductor industry with National Semiconductor Corporation in 1962, followed by executive positions with Motorola, Inc., Fairchild Semiconductor International, Inc. and Eaton Corporation. From 1981 to 1984, he was President and Chief Executive Officer of National Micronetics, Inc., a provider of hard disc magnetic recording head products for the data storage industry. Between 1986 and 1990, he was chairman and chief executive officer of American Semiconductor Equipment Technologies. Mr. Reyes co-founded Sunward Technologies, Inc. in 1985 and served as its Chairman and Chief Executive Officer until 1994. Mr. Reyes is a member of the board of directors of LSI Logic Corp., Dialog Semiconductor plc and a number of private companies.

John W. Thompson 56 years old Director since November 2000	Mr. Thompson is Chairman of the Board of Directors and Chief Executive Officer of Symantec Corporation, an Internet security technology provider. Before joining Symantec in April 1999, Mr. Thompson held various executive and management positions with IBM from 1971. Mr. Thompson is a member of the board of directors of NiSource, Inc. and United Parcel Service, Inc.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ELEVEN (11) NOMINEES LISTED ABOVE.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED ACCOUNTING FIRM

Ernst & Young LLP served as our independent registered accounting firm for the fiscal year ended July 1, 2005. The Audit Committee has selected and appointed Ernst & Young LLP to audit the financial statements of Seagate Technology for the fiscal year ending June 30, 2006. The Board of Directors, upon the recommendation of the Audit Committee, is asking Seagate Technology’s shareholders to ratify such appointment.

A representative of Ernst & Young LLP is expected to be present at the Annual General Meeting and he or she will have the opportunity to make a statement, if he or she so desires, and will be available to respond to any appropriate questions from shareholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED ACCOUNTING FIRM OF SEAGATE TECHNOLOGY.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Attendance at Meetings by Directors

The Board of Directors held nine meetings (including five special meetings) during our fiscal year ended July 1, 2005, which we refer to as fiscal year 2005. With the exception of Messrs. Marquardt and Thompson, all of the directors who served during fiscal year 2005 attended at least 75% of the aggregate of all Board of Directors’ meetings and all meetings of the committees of the Board of Directors on which they served, held during fiscal year 2005. The number of meetings held by each committee of the Board of Directors is set forth below, under the heading “Committees of the Board of Directors”.

We have no formal policy regarding attendance by our directors at our annual general meetings. Ten of our directors were present at the 2004 Annual General Meeting.

Controlled Company Status

As of January 3, 2005, the date on which New SAC’s beneficial ownership of our issued and outstanding common shares dropped below 50%, we ceased to be a “controlled company” for purposes of Section 303A of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”). As a controlled company, we were exempt from the provisions of Section 303A that require us to have a board of directors comprised of a majority of independent directors and to maintain compensation and nominating committees comprised solely of independent directors. As we are no longer a controlled company, we will adhere to the applicable transition periods provided for by the NYSE Rules in coming into full compliance with all of the requirements of Section 303A. For example, we intend to have a board of directors comprised of a majority of independent directors by January 3, 2006. Assuming the re-election of all of the nominees for director at the Annual General Meeting, the Board of Directors will have five members who have been determined by the Board of Directors to be independent, as of the date of our Annual General Meeting, under Section 303A.02 of the NYSE Rules. These directors are Messrs. Bradley, Kiernan, Reyes and Thompson and Ms. Marshall. The Board of Directors made this determination on the basis that none of these directors has any material relationship with Seagate Technology or any of its subsidiaries. In making it determinations of independence, the Board of Directors considered the following relationships:

•	Mr. Reyes is a director of LSI Logic Corp., a company with which we do business on a regular, arms-length basis; and

•	Mr. Thompson is Chairman of the Board and Chief Executive Officer of Symantec Corporation, which recently acquired Veritas Corporation. Mr. Thompson is also a director of United Parcel Service, Inc. We have done business on a regular, arms-length basis with Veritas Corporation and anticipate that we will also do business with Symantec Corporation on a regular, arms-length basis going forward. We also do business on a regular, arms-length basis with United Parcel Service, Inc. In addition, Mr. Thompson beneficially owns less than 1% of our outstanding common shares, including indirect beneficial ownership through his less than 1% interest in New SAC, our largest shareholder.

The Board of Directors determined that these relationships were not material because, with respect to the ongoing business relationships, such relationships arose from transactions that were conducted on an arms-length basis, and, with respect to Mr. Thompson’s beneficial ownership of our outstanding common shares, such ownership does not differentiate Mr. Thompson’s interests with respect to matters that affect Seagate Technology from those of our shareholders generally.

Committees of the Board of Directors

To assist the Board of Directors in fulfilling its oversight responsibilities, the Board of Directors maintains a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic and Financial Transactions Committee. The current members of these committees are identified in the table below:

Director	Audit	Compensation(1)	Nominating and Corporate Governance(2)	Strategic and Financial Transactions(3)

Stephen J. Luczo				X

William W. Bradley			X

James G. Coulter				X

James A. Davidson		Chair

Glenn H. Hutchins			Chair	Chair

Donald E. Kiernan	Chair			X

David F. Marquardt				X

Lydia M. Marshall	X		X

Gregorio Reyes		X

John W. Thompson	X	X

(1)	Messrs. Coulter and Marquardt resigned from our Compensation Committee on January 27, 2005. Messrs. Reyes and Thompson were appointed to our Compensation Committee on January 3, 2005 and January 27, 2005, respectively.
(2)	Mr. Coulter resigned from our Nominating and Corporate Governance Committee on January 27, 2005. Ms. Marshall was appointed to our Nominating and Corporate Governance Committee on January 27, 2005.
(3)	Mr. Kiernan was appointed to our Strategic and Financial Transactions Committee on April 28, 2005.

Audit Committee

The Audit Committee consists of three of our independent directors as required by Sections 303A.06 and 303A.07 of the NYSE Rules. The Board of Directors has determined that each of these committee members is an independent director under Section 303A.02 of the NYSE Rules. In addition, each of these committee members meets the independence and experience requirements for membership of the audit committee under the existing rules of the New York Stock Exchange and Rule 10A-3(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Kiernan currently serves as the Chairman of the Audit Committee. The Board of Directors has determined that Mr. Kiernan is an “audit committee financial expert” as defined under the rules of the SEC.

Mr. Kiernan currently serves on the audit committees of three other public companies, in addition to serving on our Audit Committee. The Board of Directors has determined that Mr. Kiernan’s simultaneous service on these three other audit committees does not impair his ability to serve effectively on our Audit Committee.

The Audit Committee held eight meetings during fiscal year 2005. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is available through our website at www.seagate.com, or in print to any shareholder who requests it from: Investor Relations, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066. As described in further detail in the written charter of the Audit Committee, the Audit Committee’s duties and responsibilities are to, among other things:

•	provide assistance to the Board of Directors in fulfilling its responsibility to our shareholders, potential shareholders and the investment community with respect to its oversight of:

—	the quality and integrity of our financial statements;

—	our compliance with legal and regulatory requirements;

—	the independent registered accounting firm’s qualifications and independence; and

—	the performance of our internal audit function and our independent registered accounting firm;

•	review with management and the independent registered accounting firm, our annual audited financial statements and our quarterly financial statements, including our disclosures regarding Management’s Discussion and Analysis of Financial Condition and Results of Operation;

•	retain and terminate our independent registered accounting firm and approve all audit engagement fees and terms; approve in advance any audit and any permissible non-audit engagement or relationship with our auditors;

•	review with our independent registered accounting firm any audit problems or difficulties, any disagreement between management and the independent registered accounting firm and management’s response to any issues raised by the independent registered accounting firm;

•	oversee the monitoring of our Code of Business Conduct and Ethics; and establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	prepare reports that the rules of the SEC require to be included in our annual proxy statements, including the report of the Audit Committee included elsewhere in this proxy statement; and

•	review and evaluate, at least annually, the performance of the Audit Committee and its members, including the compliance of the Audit Committee with its charter.

The Report of the Audit Committee for fiscal year 2005 can be found on page 14.

Compensation Committee

Our Compensation Committee is currently comprised of three of our non-management directors. The Compensation Committee held six meetings during fiscal year 2005.

The Compensation Committee is responsible for, among other things:

•	discharging the responsibilities of the Board of Directors relating to the compensation of our officers;

•	producing an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable rules and regulations;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, annually evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on their evaluation;

•	making recommendations to the Board of Directors with respect to benefit plans; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including the compliance of the Compensation Committee with its charter.

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, which is available through our website at www.seagate.com, or in print to any shareholder who requests it from: Investor Relations, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066.

The Report of the Compensation Committee on Executive Compensation can be found on page 16.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of three of our non-management directors. The Nominating and Corporate Governance Committee held six meetings during fiscal year 2005.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying individuals who are qualified to become members of the Board of Directors and selecting, or recommending that the Board of Directors select, the candidates for directorships;

•	reviewing and making recommendations to the Board of Directors with respect to any shareholder proposal that relates to corporate governance, including director nomination by shareholders;

•	recommending to the Board of Directors a set of corporate governance principles applicable to Seagate Technology and overseeing the implementation of those principles;

•	establishing the criteria for selecting new directors;

•	overseeing the evaluation of the members of the Board of Directors and senior members of our management;

•	overseeing the continuity planning for the senior members of our management; and

•	reviewing and evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee and its members, including the compliance of the Nominating and Corporate Governance Committee with its charter.

The Nominating and Corporate Governance Committee has not established any specific, minimum qualification standards for nominees to the Board of Directors. From time to time, the Nominating and Corporate Governance Committee may identify certain skills or attributes as being particularly desirable for specific director nominees. These skills or attributes may include, but are not limited to, strength of character, mature judgment, industry knowledge, business sophistication, career experience, relevant technical skills, financial expertise, diversity, ability to work collegially with others and the extent to which the candidate would fill a present need on the Board of Directors.

The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for directors includes, but is not limited to, the following:

•	collection of a list of potential candidates (i) based on recommendations or referrals from directors, officers, shareholders or third parties or (ii) through the engagement of a search firm;

•	communications with members of the Board of Directors and management to identify possible nominees;

•	evaluation of (i) potential conflicts, including financial relationships, and (ii) whether the candidate would be a “special interest” or “single issue” director to an extent that would impair such director’s ability to represent the interests of all shareholders;

•	committee meetings to narrow the list of potential candidates;

•	interviews with a select group of candidates; and

•	selection of a candidate most likely to advance the best interests of Seagate Technology and its shareholders.

Based on its annual evaluation of the performance of the current directors in fiscal year 2005, the Nominating and Corporate Governance Committee determined to recommend each of the nominees for director named in Proposal 1 for re-election at the Annual General Meeting.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board of Directors with respect to any shareholder nominee for director. If you would like to recommend a nominee for membership of the Board of Directors for consideration by this committee, you may submit a written recommendation with the name and other pertinent information of the nominee to: Chairman, Nominating and Corporate Governance Committee, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066, Attention: William L. Hudson, General Counsel. To the extent that the Nominating and Corporate Governance Committee does not include a shareholder’s properly nominated candidate in its recommended slate of directors in our proxy statement for a general meeting, such shareholder may present his or her nomination in person or by proxy at such general meeting. The Nominating and Corporate Governance Committee has not received any nominations from shareholders for this Annual General Meeting.

The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available through our website at www.seagate.com, or in print to any shareholder who requests it from: Investor Relations, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066.

Strategic and Financial Transactions Committee

Our Strategic and Financial Transactions Committee is comprised of five of our directors.

The Strategic and Financial Transactions Committee held three meetings during fiscal year 2005. The Strategic and Financial Transactions Committee is responsible for, among other things:

•	reviewing potential strategic and financial transactions that we may have the opportunity to participate in from time to time;

•	reporting regularly to the Board of Directors with respect to those transactions reviewed by the committee; and

•	reviewing and evaluating, at least annually, the performance of the Strategic and Financial Transactions Committee and its members, including the compliance of the Strategic and Financial Transactions Committee with its charter.

The Strategic and Financial Transactions Committee operates pursuant to a written charter adopted by the Board of Directors, which is available through our website at www.seagate.com, or in print to any shareholder who requests it from: Investor Relations, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066.

Executive Sessions of the Non-Management Directors

Our non-management directors meet without management present each time the full Board of Directors convenes for a regularly scheduled meeting. If the Board of Directors convenes a special meeting, the non-management directors will meet in executive session if circumstances warrant. The presiding director at the executive sessions is the Chairman of the Nominating and Corporate Governance Committee, currently Mr. Hutchins. At least one executive session per year will be attended by only our non-management directors who are independent under the NYSE and SEC requirements and the presiding director at each such session, if not the Chairman of the Nominating and Corporate Governance Committee, shall be elected by the directors in attendance at such sessions.

Shareholder Communications with the Board of Directors

The annual general meeting of shareholders provides an opportunity each year for the shareholders to ask questions of, or otherwise communicate directly with, members of the Board of Directors on matters relevant to Seagate Technology.

Shareholders may, at any time, also communicate in writing with the presiding director of the executive sessions of the non-management directors by sending such written communication to the following address: Non-Management Directors of Seagate Technology, c/o Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066, Attention: Chairman, Nominating and Corporate Governance Committee. The presiding non-management director may, however, choose to disregard communications that are considered to be improper.

Compensation of Directors

Each non-management director is granted options to purchase 100,000 of our common shares at fair market value as at the date of grant, upon his or her joining the Board of Directors. These options vest over a period of four years from the date of grant. Upon re-election to the Board of Directors each year, each non-management director who has been a director for at least six months prior to his or her re-election is granted options to purchase 25,000 of our common shares at fair market value as at the date of grant. These options will vest over a period of four years from the date of grant. Each of our non-management directors also receives annual cash compensation of $50,000 (payable in equal quarterly installments). In addition, the chairman of the Audit Committee (currently Mr. Kiernan) receives an additional annual cash retainer of $50,000 (payable in equal quarterly installments). The other members of the Audit Committee and the members of the Compensation Committee receive additional cash compensation of $2,500 for each quarterly meeting that they attend in person. Management directors receive no additional compensation for their services as a director. All members of our Board of Directors are reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of the Board of Directors and its committees; no additional compensation is provided for attendance at board or committee meetings. These provisions are subject to change by our Board of Directors. In his role as the executive chairman of our Board of Directors, Mr. Luczo is an employee of Seagate Technology. For fiscal year 2005, Mr. Luczo was entitled to receive $1 in salary. In addition, for fiscal year 2005, Mr. Luczo received a cash incentive bonus of $250,000, coverage for himself and his eligible dependents under our group health plan, corporate office space and administrative support.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Our Code of Business Conduct and Ethics is available through our website at www.seagate.com, or in print to any shareholder who requests it from: Investor Relations, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066.

Corporate Governance Guidelines

We are committed to using sound corporate governance practices to help fulfill our responsibilities to our shareholders. As such, the Board of Directors has adopted formal corporate governance guidelines to clarify how it exercises its responsibilities. A copy of the corporate governance guidelines may be found on our website at http://www.seagate.com/newsinfo/invest/governance/index.html, or will be provided in writing to any shareholder who requests it from: Investor Relations, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066.

REPORT OF THE AUDIT COMMITTEE

Our management is responsible for preparing and presenting our financial statements, and our independent registered accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board. One of the Audit Committee responsibilities is to monitor and oversee these processes. In connection with the preparation of the financial statements as of and for the fiscal year ended July 1, 2005, the Audit Committee performed the following tasks:

(1) reviewed and discussed the audited financial statements for fiscal year 2005 with management and with Ernst & Young LLP;

(2) reviewed and discussed with management its assessment and report on the effectiveness of our internal control over financial reporting as of July 1, 2005, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework;

(3) reviewed and discussed with Ernst & Young LLP its attestation report on management’s assessment of internal control over financial reporting and its review and report on our internal control over financial reporting. We published these reports in our Annual Report on Form 10-K for the fiscal year ended July 1, 2005;

(4) discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” including Ernst & Young LLP’s judgment about the quality, in addition to the acceptability, of our accounting principles and underlying estimates in our financial statements; and

(5) received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and discussed with the independent accountants their independence from management and from us.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board of Directors approved, that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2005 for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

Donald E. Kiernan, Chairman

Lydia M. Marshall

John W. Thompson

INFORMATION ABOUT THE INDEPENDENT REGISTERED ACCOUNTING FIRM

Fees Paid to Independent Registered Accounting Firm

The aggregate fees paid or accrued by us for professional services provided by Ernst & Young LLP in fiscal years 2005 and 2004 are set forth below.

	Fiscal Year
	2005	2004
	(in thousands)
Audit Fees	$4,336	$2,417
Audit-Related Fees	199	1,843
Tax Fees	3,468	2,885
All Other Fees	6	21

Total	$8,009	$7,166

Audit Fees.    This category includes the audit of our internal controls and related compliance required under Section 404 of the Sarbanes-Oxley Act of 2002, the audit of our consolidated financial statements included in our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions and fees incurred in connection with the registration statements filed to register our common shares.

Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements and which are not reported above under “Audit Fees”. The services corresponding to the fees disclosed under this category include: for fiscal years 2005 and 2004, benefit plan, pension plan and grant audits and advice on accounting matters that arose during those years in connection with the preparation of our financial statements and, for fiscal year 2004, Sarbanes-Oxley internal controls-related advisory services.

Tax Fees.    This category consists of professional services provided by Ernst & Young LLP for tax services, including tax compliance, tax advice, tax planning and expatriate tax services.

All Other Fees.    This category consists of fees for the use of Ernst & Young LLP’s online accounting research tool for fiscal years 2005 and 2004, and for advice on a state unclaimed funds audit for fiscal year 2004.

In fiscal years 2005 and 2004, all audit, audit related, tax and all other fees were pre-approved by the Audit Committee. Under the SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by the Company’s principal accountant for all services rendered on or after May 6, 2003. We are in compliance with these SEC rules.

In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending June 30, 2006, the Audit Committee considered whether the services provided to us by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from us. The Audit Committee has determined that the provision of these services by Ernst & Young LLP is compatible with maintaining that independence.

Pre-Approval of Services by Independent Registered Accounting Firm

The Audit Committee charter requires the committee to pre-approve any audit or permitted non-audit services to be provided to us by our independent registered accounting firm, Ernst & Young LLP, in advance of such services being provided to us.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviews and approves the remuneration for our executive officers. The following is the report of the Compensation Committee describing the remuneration policies applicable to our executive officers, including our Chief Executive Officer, and the decisions made by the Compensation Committee with respect to the remuneration paid to our executive officers for the fiscal year ended July 1, 2005.

Basis for Executive Compensation

Our executive remuneration is designed (i) to provide competitive levels of overall remuneration in order to attract and retain high performing qualified executives, (ii) to motivate executive officers to achieve our business objectives, (iii) to reward executive officers for their achievements on behalf of Seagate Technology, and (iv) to align executive remuneration with long-term increases in shareholder value. To support these goals, the Compensation Committee and the Board of Directors have established an executive remuneration program primarily consisting of three integrated components: base salary, performance-based awards, and stock options. The Compensation Committee’s decisions concerning the specific compensation elements for individual executive officers, including the Chief Executive Officer, for the fiscal year ended July 1, 2005 were made within this framework. In addition, from time to time, the Compensation Committee engages the services of outside consultants to review our Executive Compensation practices against the industry practices benchmarks and trends. The Compensation Committee employed outside consultants to provide guidance with respect to its compensation decisions during or regarding fiscal year 2005.

Base Salary.    Base salary is paid for ongoing performance throughout the year. The base salary component of each executive’s total remuneration, including the base salary of our Chief Executive Officer, is designed to be competitive and fall within approximately the 75th percentile for similar companies in terms of industry group, technology, complexity and company size based on revenue.

The Compensation Committee, on behalf of the Board of Directors, exercises its discretion in determining individual salary amounts for executive officers and does not apply any specific formula. The Compensation Committee relies on extensive competitive analyses, including three published national pay surveys and proxy statement pay comparisons for similar companies in the comparative category as described above. Several of the companies on which the Compensation Committee focused as comparisons for this purpose are also companies that are included in the Dow Jones US Computers Index, which index is used in the Performance Graph included in this proxy statement. Generally, our executive officers’ salaries, including the Chief Executive Officer’s, are reviewed on an annual basis; however, salary action is taken only when indicated by market data or individual performance.

Performance-Based Awards.    All of our executive officers, including the Chief Executive Officer, participate in our Annual Incentive Bonus Plan, which we refer to as the Executive Bonus Plan. Awards under the Executive Bonus Plan are intended to reflect the Compensation Committee’s belief that a significant portion of the annual remuneration of each executive officer should be contingent upon the financial performance and the achievement of key goals of Seagate Technology, as well as the individual contribution of each executive officer. The objective in granting awards under the Executive Bonus Plan is to create a performance-based means of compensation that, when combined with their base salaries, will provide executive officers with total annual remuneration in the upper quartile of the competitive market if the specified performance goals are met or exceeded.

The Executive Bonus Plan is funded based on our achievement of certain financial goals. If our financial goals are met or exceeded, individual executive officers may receive payments under the Executive Bonus Plan, determined by comparing our performance against pre-determined financial goals, and assessing whether each executive has attained his or her pre-determined individual goals. However, the Board of Directors, or its authorized committee, retains the authority under the Executive Bonus Plan to pay a different cash bonus than the amount calculated solely by comparing Seagate Technology’s and the individual executive’s performance to the pre-determined goals.

For the fiscal year ended July 1, 2005, the sole criterion established by the Compensation Committee to determine the funding of the Executive Bonus Plan was the achievement by Seagate Technology of a level of earnings per share (EPS) established by the Compensation Committee. The Compensation Committee established no other company performance goals for the purposes of funding the Executive Bonus Plan. Although in fiscal year 2005, our EPS earnings generated a maximum pre-established awards under the Executive Bonus Plan, we exercised negative discretion to reduce the amount of bonuses awarded to some of our executive officers below target levels in order to maintain projected payout in line with our historical practice and industry standards.

Executive and Position	Bonus
William D. Watkins, President and Chief Executive Officer	$3,000,000
Charles C. Pope, Executive Vice President, Finance and Chief Financial Officer	$1,750,000
David A. Wickersham, Executive Vice President and Chief Operating Officer	$2,000,000
Brian S. Dexheimer, Executive Vice President, Worldwide Sales, Marketing and Customer Service	$1,250,000
William L. Hudson, Executive Vice President, General Counsel and Corporate Secretary	$850,000

Stock Options.    The Compensation Committee believes that the grant of stock options to executive officers creates a direct link between executive remuneration and long-term increases in shareholder value. The Compensation Committee believes that stock option grants provide incentives that focus the executive officers’ attention on managing Seagate Technology from the perspective of an owner with an equity stake in the business. Options are subject to periodic vesting provisions to encourage executive officers to remain employed with Seagate Technology. The Compensation Committee has established option grant guidelines to be used to determine the size and timing of the option grants for executive officers other than the Chief Executive Officer. Awards for the Chief Executive Officer are made at the discretion of the Board of Directors and the Compensation Committee. The guidelines take into account option grant values for similar positions at comparison companies. In addition to the guidelines, and in the case of awards to the Chief Executive Officer, the Compensation Committee considers the executive’s contributions to Seagate Technology’s success, past option grant history, the number of unvested options held by the executive, the Compensation Committee’s judgment with respect to the individual’s impact on shareholder value and the need for a retention incentive. Stock options are granted only when the Compensation Committee determines they are warranted. As a result of recent changes to financial accounting rules first applicable to us in fiscal year 2006 and an analysis of the equity compensation practices of similar companies, the Compensation Committee has determined that awards granted to executive officers in fiscal year 2006 will be composed of a mix of stock options and restricted stock awards, and will generally be subject to vesting over a four or five year period.

Basis for Chief Executive Officer Compensation

The compensation package for Mr. Watkins, our Chief Executive Officer in the fiscal year ended July 1, 2005 included his base salary and the cash bonus payment referred to above. The Compensation Committee did not award Mr. Watkins an option grant during fiscal year 2005 due to the substantial award that Mr. Watkins received in 2003. The actual compensation paid to Mr. Watkins is described in the section of this proxy statement entitled “Compensation of Named Executive Officers”. The Compensation Committee considers the total remuneration provided to the Chief Executive Officer in fiscal year 2005 appropriate, based on his role in leading us in an extremely challenging global economic environment, in further establishing our position as a leader in the industry, in developing and retaining a high performing and cohesive management team, and in strengthening our customer relationships.

Impact of Section 162(m) of the Internal Revenue Code

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, on the compensation paid to our executive officers. In general, Section 162(m) disallows a tax deduction for any publicly held corporation or its subsidiaries for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the four highest compensated officers on the last day of the fiscal year (for fiscal year 2005, the last day was July 1, 2005), unless compensation is considered performance-based. In general, it is our policy to qualify our executives’ compensation for deductibility under applicable tax laws to the greatest extent possible. Our then existing executive remuneration plans and our 2001 Share Option Plan were approved by our shareholders prior to our initial public offering in December 2002. In addition, the Executive Bonus Plan was approved by shareholders at the 2003 annual general meeting of shareholders and for the fiscal year ended July 1, 2005, that plan was administered by the Compensation Committee in order not to disqualify any portion of any payments made under the Executive Bonus Plan with respect to that fiscal year from deductibility under federal income tax law. The portion of the cash bonus payments made outside of the Executive Bonus Plan will generally not qualify for deductibility under federal income tax law. Finally, the 2004 Stock Compensation Plan was approved by our shareholders at the 2004 annual general meeting and for the fiscal year ended July 1, 2005, that plan was administered by the Compensation Committee with respect to all of our executive officers in order not to disqualify any portion of any income recognized under stock options granted under the 2004 Stock Compensation Plan from deductibility under federal income tax law. Pursuant to certain reliance period exceptions granted under the Section 162(m) regulations for executive remuneration plans that existed during the period in which we were not publicly held, we believe that the Section 162(m) disallowance provisions are generally not applicable to corporate tax deductions claimed for compensation paid pursuant to such plans or otherwise, except for options granted after October 27, 2004 to executive officers under the 2001 Share Option Plan.

In approving the amount and form of compensation for our executive officers, the Compensation Committee will continue to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m).

Respectfully submitted,

THE COMPENSATION COMMITTEE

James A. Davidson, Chairman

Gregorio Reyes

John W. Thompson

COMPENSATION OF EXECUTIVE OFFICERS

Compensation of Named Executive Officers

The following table sets forth information regarding compensation paid by us for services rendered during the past three fiscal years for our Chief Executive Officer and for each of our four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2005. We collectively refer to these five persons as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation	All Other Compensation ($)(2)
		Salary ($)	Bonus ($)	Number of Securities Underlying Options Granted (#)(1)
William D. Watkins President and Chief Executive Officer	2005 2004 2003	1,000,002 997,888 850,013	3,000,000 — 2,000,000	— — 1,500,000	3,076 3,076 3,076

Charles C. Pope Executive Vice President, Finance and Chief Financial Officer	2005 2004 2003	700,003 692,120 550,014	1,750,000 — 1,200,000	200,000 1,000,000 —	4,336 4,223 4,253

David A. Wickersham Executive Vice President and Chief Operating Officer	2005 2004 2003	600,018 525,397 495,203	2,000,000 — 550,000	— — 1,000,000	4,181 4,077 4,007

Brian S. Dexheimer Executive Vice President, Worldwide Sales, Marketing and Customer Service	2005 2004 2003	500,011 509,627 495,203	1,250,000 — 550,000	— — 1,000,000	113,452 120,067 126,585

William L. Hudson Executive Vice President, General Counsel and Corporate Secretary	2005 2004 2003	425,006 433,180 415,779	850,000 — 550,000	— — 500,000	3,067 3,067 3,067

(1)	During fiscal year 2005, options to purchase 200,000 of our common shares were granted to Mr. Pope on September 16, 2004. Of these options, 40,000 vested on September 16, 2005 and the remaining 160,000 options vest proportionately over the 48 months commencing October 16, 2005. During fiscal year 2004, options to purchase 1,000,000 of our common shares were granted to Mr. Pope on August 6, 2003. Of these options, 200,000 vested on August 6, 2004 and the remaining 800,000 options vest proportionately over the 48 months commencing September 6, 2004. During fiscal year 2003, the following options were granted to the named executive officers: options to purchase 1,500,000 of our common shares were granted to Mr. Watkins on February 14, 2003, options to purchase 1,000,000 of our common shares were granted to each of Messrs. Wickersham and Dexheimer on February 3, 2003, and options to purchase 500,000 of our common shares were granted to Mr. Hudson on February 3, 2003. Of Mr. Watkins’ 1,500,000 options, 200,000 vested on February 14, 2005; an additional 250,000 options vest proportionately over the 12 months commencing March 14, 2005; an additional 300,000 options vest proportionately over the 12 months commencing March 14, 2006; an additional 350,000 options vest proportionately over the 12 months commencing March 14, 2007; and an additional 400,000 options vest proportionately over the 12 months commencing March 14, 2008. Of the 1,000,000 options granted to each of Messrs. Wickersham and Dexheimer, 200,000 options vested on February 3, 2004 and the remaining 800,000 options vest proportionately over the 48 months commencing March 3, 2004. Of the 500,000 options granted to Mr. Hudson, 100,000 options vested on February 3, 2004 and the remaining 400,000 options vest proportionately over the 48 months commencing March 3, 2004.
(2)

The amounts in this column for fiscal year 2005 include a $2,500 contribution by us to the 401(k) account of each named executive officer and a premium payment toward a term life insurance policy of $58 for each of Messrs. Pope,

Wickersham and Dexheimer and $576 for each of Messrs. Watkins and Hudson. In addition, the amount listed for: (a) Mr. Pope includes a $1,778 premium payment toward a universal life insurance policy; (b) Mr. Wickersham includes a $1,623 premium payment toward a universal life insurance policy; and (c) Mr. Dexheimer includes a $894 premium payment toward a universal life insurance policy and forgiveness of an aggregate of $110,000 of principal and interest due on a promissory note, pursuant to its terms, as set forth in more detail under the heading “Certain Relationships and Related Transactions—Transactions Involving Our Management” on page 30. The amounts in this column for fiscal year 2004 include a $2,500 contribution by us to the 401(k) account of each named executive officer and a premium payment toward a term life insurance policy of $58 for each of Messrs. Pope, Wickersham and Dexheimer and $576 for each of Messrs. Watkins and Hudson. In addition, the amount listed for: (a) Mr. Pope includes a $1,665 premium payment toward a universal life insurance policy; (b) Mr. Wickersham includes a $1,519 premium payment toward a universal life insurance policy; and (c) Mr. Dexheimer includes a $843 premium payment toward a universal life insurance policy and forgiveness of an aggregate of $116,666 of principal and interest due on a promissory note, pursuant to its terms. The amounts in this column for fiscal year 2003 include a $2,500 contribution by us to the 401(k) account of each named executive officer and a premium payment toward a term life insurance policy of $58 for each of Messrs. Pope, Wickersham and Dexheimer and $576 for each of Messrs. Watkins and Hudson. In addition, the amount listed for: (a) Mr. Pope includes a $1,695 premium payment toward a universal life insurance policy; (b) Mr. Wickersham includes a $1,499 premium payment toward a universal life insurance policy; and (c) Mr. Dexheimer includes a $694 premium payment toward a universal life insurance policy and forgiveness of an aggregate of $123,333 of principal and interest due on a promissory note, pursuant to its terms.

Option Grants in Fiscal Year 2005

The following table sets forth certain information concerning options to purchase our common shares that were granted to the named executive officers between July 3, 2004 and July 1, 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Expiration Date
					5% ($)	10% ($)
William D. Watkins	—	—	—	—	—	—
Charles C. Pope	200,000	2.01%	$13.62	9/16/2011	$1,108,942	$2,584,305
David A. Wickersham	—	—	—	—	—	—
Brian S. Dexheimer	—	—	—	—	—	—
William L. Hudson	—	—	—	—	—	—

(1)	No options were granted to the named executive officers during fiscal year 2005 other than the grant of options to purchase 200,000 of our common shares to Mr. Pope on September 16, 2004. Of these options, 40,000 vested on September 16, 2005 and the remaining 160,000 options vest proportionately over the 48 months commencing October 16, 2005.
(2)	On the date of grant, our Board of Directors determined the fair market value of one of our common shares as determined pursuant to our 2001 Share Option Plan under which such options are granted. Generally, the fair market value is equal to the mean of the high and low selling prices of one of our common shares as reported on the date of determination on the New York Stock Exchange.
(3)	Potential gains are net of exercise price but before taxes associated with exercise. These amounts represent certain assumed rates for appreciation only, based on SEC rules, and do not represent our estimate or projection of the price of our common shares in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the common shares and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved.

Aggregate Option Exercises in Fiscal Year 2005 and Option Values as at Fiscal Year-End 2005

The following table sets forth information regarding the number of shares acquired and value realized for options exercised by the named executive officers during the fiscal year ended July 1, 2005 and the number and aggregate dollar value of unexercised options held at the end of fiscal year 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William D. Watkins	370,000	5,569,850	565,506	1,216,668	$6,938,158	$11,333,262
Charles C. Pope	—	—	603,074	833,340	$3,601,767	$783,000
David A. Wickersham	130,000	1,959,400	716,221	533,344	$7,642,702	$4,389,421
Brian S. Dexheimer	288,500	4,392,200	472,069	533,344	$4,133,196	$4,389,421
William L. Hudson	124,457	1,549,073	195,828	266,672	$1,611,664	$2,194,711

(1)	For all unexercised in-the-money options, the values are based upon the fair market value of common shares at July 1, 2005 of $17.54 per share, which was the average of the high and low trading price of our common shares on the New York Stock Exchange on that date.

Employment Agreements and Other Agreements

2001 Employment Agreements.    Each of Messrs. Watkins, Pope, Wickersham, Dexheimer, Hudson and a number of other senior executives is party to an employment agreement with our indirect subsidiary, Seagate Technology (US) Holdings, Inc., entered into in February 2001 (the “2001 Employment Agreements”). Each of these agreements relates to the employment of the named executive officers on our behalf and has a three-year term that commenced on November 22, 2000, subject to automatic, successive one year renewals after that first term.

These executives are also entitled to participate in our employee benefits programs. These programs include health, life and disability insurance and retirement and fringe benefits.

Under the 2001 Employment Agreements, in the event an executive’s employment is terminated by us without cause or by the executive with good reason, as each term is defined in the employment agreements, the executive will receive, subject to compliance with the restrictive covenants described below, the following:

•	continued payment of base salary and target bonus; and

•	continued participation in our health, dental and life insurance programs,

for a specified period following the termination of his employment. Messrs. Watkins, Pope, Wickersham, Dexheimer and Hudson will receive these severance benefits for one year following the termination of their employment.

Under the 2001 Employment Agreements, the executives are subject to customary confidentiality, nondisclosure, noncompete and nonsolicitation covenants during the term of employment and for the period in which the executive would receive severance in the event that the executive’s employment is terminated.

We list below a chart showing the named executives’ base salaries and target bonuses, set by the Compensation Committee for fiscal year 2006 if specified performance goals are met.

Executive	Base Salary	Target Bonus
William D. Watkins	$1,000,000	150% of Base Salary
Charles C. Pope	$700,000	125% of Base Salary
David A. Wickersham	$725,000	125% of Base Salary
Brian S. Dexheimer	$600,000	125% of Base Salary
William L. Hudson	$500,000	100% of Base Salary

An executive may elect to defer the payment of all or a portion of his bonus.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal year 2005 were Messrs. Coulter, Davidson, Marquardt, Reyes and Thompson. Messrs. Coulter and Marquardt resigned from our Compensation Committee on January 27, 2005. None of these individuals were officers or employees of Seagate Technology or any of its subsidiaries, at any time during the fiscal year ended July 1, 2005, nor have any of these individuals ever been officers of Seagate Technology or any of its subsidiaries. No executive officers of Seagate Technology served on the compensation committee of any other entity, or as a director of an entity, that employs any of the members of the Compensation Committee during fiscal year 2005.

Mr. Davidson is a managing director of Silver Lake Partners, affiliates of which are members of our sponsor group and are parties to various agreements with Seagate Technology. These agreements are described in more detail under the heading “Certain Relationships and Related Transactions” on page 29.

PERFORMANCE GRAPH

The performance graph below shows the cumulative total shareholder return on our common shares for the period starting on December 11, 2002, which was the initial trading date of the common shares, to July 1, 2005. This is compared with the cumulative total return of the Dow Jones US Computers Index and the Standard & Poor’s 500 Stock Index over the same period. The graph assumes that on December 11, 2002, $100 was invested in our common shares and $100 was invested in each of the other two indices, with dividends reinvested on the date of payment without payment of any commissions. Dollar amounts in the graph are rounded to the nearest whole dollar. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

Comparison of Cumulative Total Return(1)(2)

(1)	The graph is based on the closing price per common share of $11.50 on December 11, 2002, the initial trading date of the common shares.
(2)	Seagate Technology operates on a 52 or 53 week fiscal year which ends on the Friday closest to June 30. Accordingly, the last trading day of Seagate Technology’s fiscal year may vary. Fiscal year 2003 was 52 weeks long and ended on June 27, 2003. Fiscal year 2004 was 53 weeks long and ended on July 2, 2004. Fiscal year 2005 was 52 weeks long and ended on July 1, 2005.

	12/11/02	6/27/03	1/2/04	7/2/04	12/31/04	7/1/05
Seagate Technology	$100	$159.03	$169.53	$125.81	$154.46	$156.44
Dow Jones US Computers Index	$100	$113.19	$126.26	$120.26	$147.20	$142.58
S & P 500	$100	$109.03	$124.93	$127.88	$138.96	$138.20

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our outstanding common shares on September 20, 2005 by (1) each person who is known by us to own beneficially more than 5% of our outstanding voting power, (2) each director and named executive officer, and (3) all of our directors and executive officers as a group. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his or her shares beneficially owned. For purposes of the tables below, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after September 20, 2005. For purposes of computing the percentage of outstanding common shares held by each person or group of persons, any shares that such person or group has the right to acquire within 60 days after September 20, 2005 are deemed to be outstanding, but they are not included as outstanding for the purpose of computing the percentage ownership of any other person or group.

As of September 20, 2005, affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC and investment partnerships affiliated with Goldman Sachs & Co. indirectly own 6.6%, 4.6%, 2.4%, 1.4% and 0.5%, respectively, of our outstanding common shares through their ownership of New SAC. Certain members of our management indirectly own, in the aggregate, 3.3% of our outstanding common shares through their ownership of New SAC. In addition, affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC and investment partnerships affiliated with Goldman, Sachs & Co. directly own approximately 3.3%, 2.3%, 1.2%, 0.7% and 0.2%, respectively, of our outstanding common shares as of September 20, 2005.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
5% Holders:
New SAC c/o M&C Corporate Services Limited P.O. Box 309GT Ugland House South Church Street George Town, Grand Cayman Cayman Islands	100,000,493	(2)	20.8%
Affiliates of Silver Lake Partners, L.P. c/o Silver Lake Partners, L.P. 2725 Sand Hill Road, Suite 150 Menlo Park, California 94025	115,906,029	(3)	24.1%
Affiliates of TPG SAC Advisors III Corp. c/o Texas Pacific Group 301 Commerce Street—Suite 3300 Fort Worth, Texas 76102	111,045,401	(4)	23.1%
Affiliates of August Capital III, L.P. 2480 Sand Hill Road—Suite 101 Menlo Park, California 94025	105,687,011	(5)	22.0%
Affiliates of FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	52,209,500	(6)	10.9%
Affiliates of Legg Mason Funds Management, Inc. 100 Light Street Baltimore, Maryland 21202	28,635,529	(7)	6.0%

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Directors and named executive officers:
William D. Watkins(8)	1,447,996	(9)	*
Charles C. Pope(8)	813,850	(10)	*
David A. Wickersham(8)	1,057,139	(11)	*
Brian S. Dexheimer(8)	1,215,897	(12)	*
William L. Hudson(8)	690,757	(13)	*
Stephen J. Luczo(8)	2,892,812	(14)	*
William W. Bradley(8)	64,582	(15)	*
James G. Coulter(16)	11,063,657	(17)	2.3%
James A. Davidson(18)	15,924,285	(19)	3.3%
Glenn H. Hutchins(18)	15,924,285	(20)	3.3%
Donald E. Kiernan(8)	81,248	(21)	*
David F. Marquardt(22)	5,705,267	(23)	1.2%
Lydia M. Marshall(8)	43,749	(24)	*
Gregorio Reyes(8)	43,749	(24)	*
John W. Thompson(8)	72,719	(25)	*
All directors, director nominees and executive officers as a group (21 persons)	43,829,748	(26)	9.0%

*	Less than 1% of Seagate Technology’s common shares outstanding.

(1)	Percentage of class beneficially owned is based on 480,168,259 common shares outstanding as of September 20, 2005, together with applicable options to purchase common shares for each shareholder exercisable on September 20, 2005 or within 60 days thereafter. Each common share is entitled to one vote. We have determined beneficial ownership in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to shares subject to applicable community property laws. Common shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after September 20, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person or group.

(2)	Messrs. Coulter, Davidson, Hutchins, Luczo and Marquardt, in their capacities as directors of New SAC, may be deemed to have shared voting or dispositive power over the 100,000,493 common shares held by New SAC. Each of them, however, disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. On March 7, 2005 New SAC announced that it would distribute 100 million of our common shares held by it in four quarterly installments of approximately 25 million shares each to all of its shareholders, including affiliates of Silver Lake Partners, Texas Pacific Group and August Capital and certain of our officers and directors. The first two such distributions were made on May 16, 2005 and July 26, 2005, and New SAC has announced that it intends to make the final two such distributions in October 2005 and January 2006. On August 2, 2005, New SAC announced that it has now determined that, in addition to the previously announced distributions, it will distribute 50 million of our common shares held by it in stages, at the rate of approximately 10 million shares per month. New SAC announced that the first of these staged distributions will not begin before September 16, 2005.

(3)

Includes the 15,134,222 common shares received by Silver Lake Partners Cayman, L.P. pursuant to the May 16, 2005 and July 26, 2005 distributions by New SAC of our common shares to the New SAC shareholders on a pro rata basis in the form of a stock dividend (collectively, the “New SAC Distributions”), the 436,466 common shares received by Silver Lake Investors Cayman, L.P. pursuant to the New SAC Distributions, the 334,848 common shares received by Silver Lake Technology Investors Cayman, L.P. pursuant to the New SAC Distributions and the 100,000,493 common shares beneficially owned by New SAC, over which affiliates of Silver Lake Partners, L.P. may be deemed, as a result of their ownership of approximately 31.8% of New SAC’s total outstanding shares, to have shared voting or dispositive power. The affiliates of Silver Lake Partners, L.P., however, disclaim this beneficial ownership, except to the extent of any pecuniary interest therein. The affiliates of Silver Lake Partners, L.P. are Silver Lake Partners Cayman, L.P., Silver Lake Investors Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. The sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P. is Silver Lake Technology Associates Cayman, L.P. and the sole general partner of each of Silver Lake Technology Associates Cayman, L.P., and Silver Lake Technology Investors Cayman, L.P. is Silver Lake (Offshore) AIV GP LTD. The shareholders of Silver Lake (Offshore) AIV GP

LTD are James A. Davidson, Glenn H. Hutchins, David J. Roux, Integral Capital Partners SLP, LLC and Alan Austin. All persons identified above disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(4)	Includes the 11,044,908 common shares received by SAC Investments, L.P. pursuant to the New SAC Distributions and the 100,000,493 common shares beneficially owned by New SAC. TPG SAC Advisors III Corp. is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which owns approximately 22.1% of New SAC’s total outstanding shares. The shareholders of TPG SAC Advisors III Corp. are James G. Coulter, David Bonderman, William S. Price, Justin Chang and John Marren. The shareholders of TPG SAC Advisors III Corp. may be deemed to have shared voting or dispositive power over shares beneficially owned by SAC Investments, L.P. Each of the shareholders, however, disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(5)	Includes the 5,214,598 common shares received by August Capital III, L.P. pursuant to the New SAC Distributions, the 292,522 common shares received by August Capital III Founders Fund, L.P. pursuant to the New SAC Distributions, the 95,038 common shares received by August Capital Strategic Partners III, L.P. pursuant to the New SAC Distributions, the 56,240 common shares received by David F. Marquardt pursuant to the New SAC Distributions, the 28,120 common shares received by Andrew S. Rappaport pursuant to the New SAC Distributions and the 100,000,493 common shares beneficially owned by New SAC. The members of August Capital Management III, L.L.C. may be deemed to have shared voting or dispositive power over those shares. August Capital Management III, L.L.C. is the general partner of August Capital III, L.P., which, together with its affiliates, owns approximately 11.4% of New SAC’s outstanding shares. The members of August Capital Management III, L.L.C. are Andrew S. Rappaport, John Johnston, David F. Marquardt and Andrew Anker. Each of them, however, disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(6)	Based solely on information reported by (a) FMR Corp. (“FMR”) on the Form 13F-HR filed with the SEC on August 15, 2005 for the quarter ended June 30, 2005 and (b) Fidelity International Limited (“FIL”), an affiliate of FMR, on the Form 13F-HR filed with the SEC on August 15, 2005 for the quarter ended June 30, 2005. FMR has shared investment power with respect to all of such shares, sole voting authority with respect to 13,929,330 of the shares, shared voting authority over none of the shares and no voting authority with respect to 38,280,170 of the shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in FMR and FIL’s Form 13F-HR’s.

(7)	Based solely on information reported by Legg Mason, Inc., an affiliate of Legg Mason Funds Management, Inc. on the Form 13F-HR filed with the SEC on August 15, 2005 for the quarter ended June 30, 2005. Affiliates of Legg Mason Funds Management, Inc. have shared investment power with respect to all of such shares, sole voting authority over 21,866,500 of the shares, shared voting authority over 200,379 of the shares, and no voting authority with respect to 6,568,650 of the shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Legg Mason, Inc.’s Form 13F-HR’s.

(8)	The business address of each of these individuals is our office at 920 Disc Drive, Scotts Valley, California 95066.

(9)	Includes 659,672 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, the 678,350 common shares received by the Watkins Family Trust pursuant to the New SAC Distributions and the 106,766 common shares received by Wolf Pack Limited Partnership pursuant to the New SAC Distributions.

(10)	Includes 733,070 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, the 80,280 common shares received by the Pope Family Reserve Trust pursuant to the New SAC Distributions and 500 common shares held by the Pope Family Trust.

(11)	Includes 799,551 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, the 230,197 common shares received by Mr. Wickersham pursuant to the New SAC Distributions and the 22,646 common shares received by Arlie Enterprises Limited Partnership pursuant to the New SAC Distributions.

(12)	Includes 555,399 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, the 193,166 common shares received by Mr. Dexheimer pursuant to the New SAC Distributions, the 153,332 common shares received by Silver Sea Limited Partnership received pursuant to the New SAC Distributions, 30,000 common shares held by the Dexheimer Family Trust and 4,000 common shares held by the Dexheimer GRANTOR Annuity Trust.

(13)

Includes 237,493 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, the 187,034 common shares received by Mr. Hudson pursuant to the New SAC

Distributions and the 43,828 common shares received by Carbonero Creek Limited Partnership pursuant to the New SAC Distributions.

(14)	Includes 215,446 common shares subject to options held by Mr. Luczo that are currently exercisable, 59,880 common shares subject to options held by Luczo 2002 Perpetual Family Trust that are currently exercisable, the 205,996 common shares received by Red Zone Holdings Limited Partnership pursuant to the New SAC Distributions, the 175,316 common shares received by Red Zone II Limited Partnership pursuant to the New SAC Distributions and the 2,060,202 common shares received by Stephen J. Luczo Revocable Trust dated January 26, 2001 pursuant to the New SAC Distributions. Does not include the 100,000,493 common shares beneficially owned by New SAC, over which Mr. Luczo may be deemed, in his capacity as a director and the Chief Executive Officer of New SAC, to have shared voting or dispositive power. Mr. Luczo disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. Affiliates of Mr. Luczo own approximately 4.9% of New SAC’s total outstanding shares.

(15)	Represents 64,582 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005.

(16)	Mr. Coulter is a shareholder of TPG SAC Advisors III Corp., which is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which owns shares of New SAC. Mr. Coulter is also a shareholder of each of TPG Advisors III, Inc. and T3 Advisors, Inc., each of which controls the investment funds that are the limited partners of SAC Investments, L.P. In addition, James G. Coulter, David Bonderman, Justin T. Chang, John W. Marren and William S. Price are principals of Texas Pacific Group and are shareholders of TPG SAC Advisors III Corp. As a result of the above, each of these individuals may be deemed to share beneficial ownership of the shares owned by SAC Investments, L.P. Each of them disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. The business address of each of these individuals is c/o TPG SAC Advisors III Corp. at the address listed in the table.

(17)	Represents 18,749 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, and the 11,044,908 common shares received by SAC Investments, L.P. pursuant to the New SAC Distributions. Does not include the 100,000,493 common shares beneficially owned by New SAC, over which Mr. Coulter may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Coulter disclaims this beneficial ownership, except to the extent of any pecuniary interest therein.

(18)	Messrs. Davidson and Hutchins are shareholders and directors of Silver Lake (Offshore) AIV GP LTD, which is the sole general partner of Silver Lake Technology Associates Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. Silver Lake Technology Associates Cayman, L.P. is the sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P. We refer to Silver Lake Partners Cayman, L.P., Silver Lake Investors Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. as the Silver Lake Funds. As a result of their relationship with the Silver Lake Funds, Messrs. Davidson and Hutchins may be deemed to share beneficial ownership of the shares owned by the Silver Lake Funds. Each of them disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. The business address of each of these individuals is c/o Silver Lake Partners, L.P. at the address listed in the table.

(19)	Includes 18,749 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, the 15,134,222 common shares received by Silver Lake Partners Cayman, L.P. pursuant to the New SAC Distributions, the 436,466 common shares received by Silver Lake Investors Cayman, L.P. pursuant to the New SAC Distributions, and the 334,848 common shares received by Silver Lake Technology Investors Cayman, L.P. pursuant to the New SAC Distributions. Does not include the 100,000,493 common shares beneficially owned by New SAC, over which Mr. Davidson may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Davidson disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(20)	Includes 18,749 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, the 15,134,222 common shares received by Silver Lake Partners Cayman, L.P. pursuant to the New SAC Distributions, the 436,466 common shares received by Silver Lake Investors Cayman, L.P. pursuant to the New SAC Distributions, and the 334,848 common shares received by Silver Lake Technology Investors Cayman, L.P. pursuant to the New SAC Distributions. Does not include the 100,000,493 common shares beneficially owned by New SAC, over which Mr. Hutchins may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Hutchins disclaims this beneficial ownership, except to the extent of any pecuniary interest therein.

(21)	Includes 71,248 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005.

(22)	Mr. Marquardt is an Investment Member of August Capital Management III, L.L.C., which is the general partner of each of August Capital III, L.P., August Capital Strategic Partners III, L.P. and August Capital III Founders Fund, L.P. As a result, he may be deemed to share beneficial ownership of these entities’ ownership of shares of New SAC. He disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. The business address of Mr. Marquardt is c/o August Capital Management, L.L.C. at the address listed in the table.

(23)	Includes 18,749 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, the 5,214,598 common shares received by August Capital III, L.P. pursuant to the New SAC Distributions, the 292,522 common shares received by August Capital III Founders Fund, L.P. pursuant to the New SAC Distributions, the 95,038 common shares received by August Capital Strategic Partners III, L.P. pursuant to the New SAC Distributions and the 28,120 common shares received by Andrew S. Rappaport pursuant to the New SAC Distributions. Does not include the 100,000,493 common shares beneficially owned by New SAC, over which Mr. Marquardt may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Marquardt disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(24)	Represents 43,749 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005.

(25)	Includes 18,749 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 20, 2005 and the 53,970 common shares received by John W. Thompson and Sandra A. Thompson, trustees of the John and Sandra Thompson Trust U/D/T 5/2/03.

(26)	Includes 4,880,948 common shares subject to options held by our directors and executive officers that are currently exercisable or which will become exercisable within 60 days of September 20, 2005, 59,880 common shares subject to options held by Luczo 2002 Perpetual Family Trust that are currently exercisable and 231,683 common shares subject to options held by Jaroslaw Glembocki 2001 Revocable Trust that are currently exercisable. Does not include the 100,000,493 common shares beneficially owned by New SAC, over which each of Messrs. Coulter, Davidson, Hutchins, Luczo and Marquardt may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Each of these directors disclaims this beneficial ownership, except to the extent of any pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Seagate Technology Shareholders Agreement

The Seagate Technology Shareholders Agreement, to which New SAC, members of our sponsor group and certain members of our management, among others, are party, became effective upon the closing of our initial public offering on December 13, 2002 and was amended on April 23, 2004 and September 2, 2004. The remaining principal terms of this agreement are summarized below. Other than the registration rights provisions, all of the substantive provisions of the Seagate Technology Shareholders Agreement terminated pursuant to its terms in January 2005 when New SAC ceased to beneficially own more than 50% of our issued and outstanding common shares.

Registration Rights.    Subject to specified limitations, we have agreed to include any of our common shares owned by New SAC or any shareholder of New SAC, on a proportional basis, in any public offering of our common shares that takes place after June 12, 2003, by granting these persons unlimited piggyback registration rights, granting New SAC six demand registrations, granting each of Silver Lake Partners and Texas Pacific Group three demand registrations and granting August Capital one demand registration. In addition, after June 14, 2004, if our shares are held by New SAC, any of Silver Lake Partners, Texas Pacific Group or August Capital may exercise their demand rights by requiring that New SAC register any of our shares held by it.

Indemnification Agreement and Reimbursement Agreement

At the same time that New SAC acquired the operating subsidiaries of our predecessor, which we refer to as Seagate Delaware, Seagate Delaware and VERITAS Software Corporation (“VERITAS”) entered into an agreement and plan of merger and reorganization, under which VERITAS agreed to acquire the remainder of Seagate Delaware. In connection with this transaction, on March 29, 2000, New SAC entered into an indemnification agreement with Seagate Delaware and VERITAS. Under the indemnification agreement, New SAC and its subsidiaries jointly and severally agreed to indemnify Seagate Delaware and VERITAS and their affiliates from and against specified losses relating to taxes and other liabilities incurred as a result of the ownership and operation by Seagate Delaware and its predecessors or affiliates, other than VERITAS and its subsidiaries, of their businesses, properties and assets prior to, and certain conduct by New SAC and its affiliates after, the closing of the November 2000 transactions. In addition, Seagate Delaware, VERITAS and their affiliates jointly and severally agreed to indemnify New SAC and its subsidiaries from and against specified losses relating to taxes and other liabilities incurred as a result of their ownership and operation of their businesses, properties and assets prior to, and certain conduct by them after, the closing of the November 2000 transactions.

Transactions With Our Affiliates

Tax Sharing Agreement.    Our U.S. subsidiaries are or were included in certain U.S. state unitary and combined returns with Certance (US) Holdings (“Certance”), which was an indirect subsidiary of New SAC and one of our affiliates, until its sale to a third party in January 2005. We entered into a state tax sharing agreement with this entity effective as of November 23, 2000. Under the terms of the state tax sharing agreement, Certance computed hypothetical tax returns (with certain modifications) as if Certance were not included in combined returns with the other New SAC affiliates. Pursuant to the terms of the state tax sharing agreement, our U.S. subsidiaries were reimbursed for their tax attributes used by Certance, whose participation in the tax sharing agreement was then terminated. As of September 20, 2005, there were no tax related amounts owed to or due from any New SAC affiliates.

Other Affiliate Transactions.    In fiscal year 2005, we recorded revenue from Xiotech Corporation (“Xiotech”) of approximately $7 million for the sale of rigid disc drives. We are a guarantor on the real estate lease of Xiotech’s corporate headquarters, which has annual rental payments of approximately $1.5 million and expires in April 2007. Xiotech also reimburses us for the cost (approximate remaining lease liability of $160,000 per year) of renting certain facilities used by them pursuant to a lease agreement, which expires in June 2006. New SAC, our largest shareholder, owns approximately 20% of Xiotech and may be deemed, by virtue of this ownership, to have an indirect material interest in transactions we enter into with Xiotech.

Up through January 2005, in fiscal year 2005, we recorded revenue from Certance of approximately $2 million. Certance was an indirect subsidiary of New SAC, our largest shareholder, until January 2005, when New SAC sold Certance to a third party which is not affiliated with New SAC or us. Because of its ownership of Certance, New SAC may be deemed to have had an indirect material interest in transactions we entered into with Certance prior to January 2005.

Transactions Involving Our Management

Brian S. Dexheimer, who is one of our executive vice presidents, borrowed $500,000 from our indirect subsidiary, Seagate Technology LLC, pursuant to a promissory note dated October 10, 2000. The principal of, and the accrued but unpaid interest on, this note will be due and payable on October 10, 2005. Interest on this note accrues at a rate of 8% per year but will be forgiven every year so long as Mr. Dexheimer remains employed by Seagate Technology LLC. Additionally, $83,333 of the principal of the note will be forgiven on the second, third and fourth anniversaries of the effective date of the note as long as Mr. Dexheimer remains employed by Seagate Technology LLC. In the event that Mr. Dexheimer voluntarily resigns or is terminated for cause before October 10, 2005, all of the unforgiven principal plus any accrued interest will become immediately due and payable. If, however, Mr. Dexheimer is terminated as a result of a reduction in workforce initiated by Seagate Technology LLC or becomes deceased, then the principal amount of the note will be due and payable on October 10, 2005 and all interest will be forgiven. The maximum aggregate amount outstanding under this loan during fiscal year 2005 was $333,334. As of September 20, 2005, $250,001 of the principal amount of this loan was outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC require our directors and officers, and any person who beneficially owns more than ten percent of our common shares, to file reports of securities ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of copies of such reports furnished to us, the absence of a Form 3 or Form 5 or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and beneficial owners of more than 10% of our common shares during the fiscal year ended July 1, 2005 were satisfied, with one exception. One Form 4, covering one transaction in August 2004, was filed late for Karen Rogge, our Vice President, Corporate Finance and Treasurer.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Our 2006 annual general meeting of shareholders is expected to occur in October 2006. In accordance with the rules established by the Securities and Exchange Commission, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us no later than June 6, 2006. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to us at 920 Disc Drive, Scotts Valley, California 95066, Attention: William L. Hudson, General Counsel. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the Securities and Exchange Commission.

Any shareholder of record wishing to nominate a candidate to become a member of our Board of Directors, will be required to comply with the procedures for nominating directors set forth in the Third Amended and Restated Memorandum and Articles of Association. These procedures require that written notice of such nomination be received by Seagate Technology at 920 Disc Drive, Scotts Valley, California 95066, Attention: William L. Hudson, Secretary no earlier than May 7, 2006 and no later than June 6, 2006. The shareholder’s notice must set forth:

•	as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	as to the shareholder giving the notice (i) the name and address of such shareholder, as it appears on the Register of Members, (ii) the number of shares that are owned by such shareholder, (iii) a representation that the shareholder is a holder of record of common shares entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder, intends, or is part of a group that intends, (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Seagate Technology’s outstanding share capital required to approve or elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

If a shareholder wishes to bring business before the 2006 annual general meeting that is not the subject of a proposal timely submitted, or eligible, for inclusion in the proxy statement for that meeting, notice of such business must be received by Seagate Technology’s General Counsel at the address specified above, no later than August 23, 2006. If a shareholder fails to comply with the forgoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2006 annual general meeting.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Compensation Committee”, “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Performance Graph” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

ANNUAL REPORT

A copy of our combined annual report to shareholders and annual report on Form 10-K (excluding exhibits) for the fiscal year ended July 1, 2005 accompanies this proxy statement. An additional copy, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations, Seagate Technology, 920 Disc Drive, Mail Stop SV01D4, Scotts Valley, California 95066, or upon calling (831) 439-5337.

By Order of the Board of Directors,

William L. Hudson

Executive Vice President, General Counsel and

Corporate Secretary

October 7, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF SEAGATE TECHNOLOGY

2005 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned, whose signature appears on the reverse, hereby appoints Donald E. Kiernan, James A. Davidson and Stephen J. Luczo as proxies, each with full powers of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all common shares of Seagate Technology held of record by the undersigned on September 2, 2005 at the 2005 Annual General Meeting of shareholders of Seagate Technology to be held on Thursday, October 27, 2005 at 10:00 a.m. Pacific Daylight Time, at the Quadrus Conference Center at 2400 Sand Hill Road, Menlo Park, California 94025 and at any postponement or adjournment thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof. In the event of a vote on a show of hands on any proposal or other matter properly coming before the 2005 Annual General Meeting, Stephen J. Luczo shall be entitled to vote the undersigned’s shares, as designated on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2005 ANNUAL GENERAL MEETING.

Please mark, sign, date and return this proxy card in the enclosed reply envelope. In order for your proxy to be voted, your proxy must be received by mail no later than 5:00 p.m., Pacific Daylight Time, on October 26, 2005.

(Continued and to be signed and dated on the reverse side)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Votes must be indicated [ x ] in Black or Blue Ink.

1.    Proposal to elect the following nominees to serve as directors of Seagate Technology until the 2006 Annual General Meeting or until their successors are elected:

	FOR	WITHHOLD		FOR	WITHHOLD
01 - William W. Bradley	[ ]	[ ]	07 - David F. Marquardt	[ ]	[ ]

02 - James G. Coulter	[ ]	[ ]	08 - Lydia M. Marshall	[ ]	[ ]

03 - James A. Davidson	[ ]	[ ]	09 - Gregorio Reyes	[ ]	[ ]

04 - Glenn H. Hutchins	[ ]	[ ]	10 - John W. Thompson	[ ]	[ ]

05 - Donald E. Kiernan	[ ]	[ ]	11 - William D. Watkins	[ ]	[ ]

06 - Stephen J. Luczo	[ ]	[ ]

2.    Proposal to ratify the appointment of Ernst & Young LLP to serve as independent registered accounting firm of Seagate Technology for the fiscal year ending June 30, 2006:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters of which Seagate Technology did not have notice on or before August 23, 2005 as may properly come before the 2005 Annual General Meeting and any adjournment or postponement thereof (including the appointment of a person to serve as director if any of the above nominees are unable to serve).

If you plan to attend the 2005 Annual General Meeting, please mark here [    ]

Change of Name or Address and/or Comments, mark here [ ]

The signer(s) hereby acknowledge(s) receipt of the Notice of the 2005 Annual General Meeting of Shareholders and accompanying proxy statement.

Date: , 2005
Signature
Signature

Sign exactly as your name appears hereon. (If shares are held in joint names, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in the full corporate name by duly authorized officer. If a partnership, a partner should sign in partnership name.) Please sign, date and return promptly.